ITEM 24 (b) EXHIBITS

8 (qq)

Distribution and Shareholder Services Agreement dated July 1, 2002, between

Strong Investments, Inc. and Annuity Investors Life Insurance Company

DISTRIBUTION AND SHAREHOLDER SERVICES AGREEMENT

This Agreement is made to be effective as of July 1, 2002, by and between Strong Investments, Inc. (formerly Strong Funds Distributors, Inc.) (the "Distributor"), a Wisconsin corporation, and Annuity Investors Life Insurance Company ("Servicer").

Recitals

A. Servicer has entered into a participation agreement dated April 25, 1997, as amended, with, in part, Strong Opportunity Fund II, Inc. ("Strong Opportunity"), an open-end investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), with respect to, in part, the purchase of a class of shares designated "Advisor Class Shares" of a series of Strong Opportunity (the "Fund"), as set forth on Schedule A.

B. The Distributor serves as the distributor to the Fund.

C. Servicer desires to provide certain distribution and shareholder services to owners ("Owners") of variable life insurance policies or variable annuity contracts ("Contracts") in connection with their allocation of contract values in the Advisor Class Shares of the Fund and Distributor desires Servicer to provide such services, subject to the conditions of this Agreement.

D. Pursuant to Rule 12b-1 under the 1940 Act, the Advisor Class Shares of the Fund have adopted a distribution plan (the "12b-1 Plan") which, among other things, authorizes the Distributor to enter into this Agreement with organizations such as Servicer and to compensate such organizations out of the Fund's average daily net assets attributable to the Advisor Class Shares.

Agreement

1. Services.

(a) Servicer agrees to act as Distributor's agent in providing the services under this Agreement. Servicer will not act in a principal capacity or as a principal underwriter to the Fund as defined in the 1940 Act. In acting as Distributor's agent, Servicer may rely solely and conclusively on the representations contained in the prospectus and statement of additional information ("SAI") for the Fund, as well as any other written marketing or other materials Distributor provides to Servicer and Servicer assumes no responsibility for the accuracy of such materials.

(b) Services that Servicer may provide include the following:

(i) Assist Distributor in marketing Fund shares to Servicer's prospective and existing Owners;

(ii) Assist Distributor in processing purchase, exchange and redemption requests for Owners and in placing such orders with the Fund;

(iii) Provide periodic information to Owners about their holdings of Fund shares;

(iv) Arrange for bank wires or federal funds wires;

(v) Respond to Owner inquiries concerning their investments in the Fund and the services performed by Servicer under this Agreement;

(vi) Where required by law, forward Fund shareholder communications (such as proxies, shareholder reports, financial statements and dividend, distribution and tax notices) to Owners;

(vii) Assist Owners in changing dividend options, account designations, and addresses; and

(viii) Provide such other similar services as Distributor may reasonably request to the extent permitted under applicable laws or regulations.

(c) Servicer agrees that all out-of-pocket expenses incurred by it in connection with its activities under this Agreement will be borne by Servicer.

2. Indemnification.

(a) Distributor will indemnify and hold harmless Servicer, each director, officer, employee, and agent of Servicer, and each person who is or may be deemed to be controlling, controlled by or under common control with Servicer from and against any and all direct and indirect claims, damages, losses, liabilities, or expenses (including the reasonable costs of investigation and reasonable attorney's and other legal fees) resulting from: (i) the willful misconduct or negligence, as measured by industry standards, of Distributor, its agents and employees, in the performance of, or failure to perform, Distributor's obligations under this Agreement; provided, however, that Distributor will not be liable for indemnification under this subparagraph to the extent that any claim, damage, loss, liability, or expense results from the willful misconduct or negligence, as measured by industry standards, of Servicer or its affiliates; (ii) any violation of any law, rule, or regulation relating to the registration or qualification of shares of the Fund, except to the extent such violation results from the willful misconduct or negligence, as measured by industry standards, of Servicer; (iii) any untrue statement, or alleged untrue statement, of a material fact contained in any Fund's registration statement or any offering documents, sales literature, or marketing materials that Distributor, the Fund or any affiliates provide to Servicer, or any omission, or alleged omission, to state a material fact required to be stated therein or necessary to make the statements therein not misleading; or (iv) any breach or violation of the representations, warranties, or covenants set forth in this Agreement. Such right of indemnification will survive the termination of this Agreement.

(b) Servicer will indemnify and hold harmless Distributor and each of its directors, officers, employees, and agents and each person who is or may be deemed to be controlling, controlled by or under common control with Distributor, from and against any and all direct and indirect claims, damages, losses, liabilities, or expenses (including the reasonable costs of investigation and reasonable attorney's and other legal fees) resulting from (i) the willful misconduct or negligence, as measured by industry standards, of Servicer, its agents and employees, in the performance of, or failure to perform, its obligations under this Agreement; or (ii) any untrue statement, or alleged untrue statement, of a material fact contained in offering documents, sales literature, or marketing materials that Servicer or any of its affiliates produces and provides to Owners who are Fund shareholders, or any omission, or alleged omission, to state a material fact required to be stated therein or necessary to make the statements therein not misleading, provided, however, that Servicer will not be liable for indemnification hereunder to the extent that any claim, damage, loss, liability, or expense results from the willful misconduct or negligence, as measured by industry standards, of Distributor or Distributor's affiliates. This right of indemnification will survive the termination of this Agreement.

(c) In no case shall the indemnification provided in this Section 2 be available to protect any person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its or his obligations or duties hereunder, or by reason of its or his reckless disregard of its or his obligations and duties hereunder.

3. Maintenance of Records. Servicer shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing the services herein. Upon the reasonable request of Distributor or the Fund, Servicer shall provide Distributor, the Fund or the representative of either, copies of all such records.

4. Processing of Owner Orders. Orders for the purchase of Advisor Class Shares of the Fund shall be executed at the then current public offering price per share (i.e., the net asset value per share ("NAV") plus any applicable sales charge) and all orders for the redemption of any Advisor Class Shares of the Fund shall be executed at the net asset value per share less any applicable deferred sales charge, redemption fee or similar charge or fee, if any. Specifically, Servicer will accept purchase and redemption orders from Owners no later than the time each business day (typically, 3:00 p.m. Central Time) that the Fund's NAV per share is calculated in accordance with the procedure(s) contained in the prospectus (the "Pricing Deadline"). Owner's orders that are accepted by Servicer each business day before the Pricing Deadline will be priced at the Fund's NAV calculated as of the Pricing Deadline.

5. Compensation.

(a) In consideration of Servicer's performance of the services described in this Agreement, Distributor shall pay to the Servicer a 12b-1 fee as set forth in the prospectus (currently, 0.15%) for the Advisor Class Shares of the Fund

(b) The provisions of the 12b-1 Plan and distribution agreement between the Fund and the Distributor shall control over this Agreement in the event of any inconsistency. The 12b-1 Plan in effect on the date of this Agreement is described in the Fund's prospectus. Servicer hereby acknowledges that all payments under the 12b-1 Plan are subject to limitations contained in such plan and the distribution agreement and may be varied or discontinued at any time.

6. Representations, Warranties and Agreements.

(a) Servicer represents, warrants, and covenants that:

(i) It and its employees and agents meet the requirements of applicable law, including but not limited to federal and state securities law and state insurance law, for the performance of services contemplated herein;

(ii) It will not purchase Advisor Class Shares with account assets derived from tax-qualified retirement plans except indirectly, through Contracts purchased in connection with such plans and the fee provided hereunder does not include any payment to Servicer that is prohibited under the Employee Retirement Income Securities Act of 1974 ("ERISA") with respect to any assets of an Owner invested in a Contract using the Fund as an investment vehicle;

(iii) If required by applicable law, Servicer will disclose to each Owner the existence of the fee received by Servicer pursuant to this Agreement in a form consistent with the requirements of applicable law;

(iv) It is duly organized and existing and in good standing under the laws of the state, commonwealth or other jurisdiction in which Servicer is organized;

(v) It is empowered under applicable laws and by Servicer's organizational documents to enter into this Agreement and to perform all activities and services provided for herein and that there are no impediments (prior, existing or threatened) regulatory, self-regulatory, administrative, civil or criminal matters affecting or reasonably likely to affect Servicer's ability to perform under this Agreement;

(vi) It is not, at the time of the execution of this Agreement, subject to any enforcement or other proceeding with respect to its activities under state or federal securities, banking or commodities laws, rules or regulations;

(vii) This Agreement constitutes the legal, valid and binding obligation of Servicer and is enforceable against Servicer in accordance with its terms;

(viii) Any information Servicer provides to Owners concerning the Fund will be based on information contained in the prospectus or SAI for the Fund, in other shareholder communications provided by the Fund, or on promotional materials or sales literature that Distributor furnishes to the public;

(ix) Servicer will distribute Fund prospectuses, SAI, proxy materials and other shareholder communications to Owners in accordance with applicable regulatory requirements, except to the extent Distributor expressly undertakes in writing to do so; and

(x) Servicer will not effect any transactions (including, without limitation, any purchases, exchanges and redemptions) in the Advisor Class Shares, registered in the name of, or beneficially owned by, any Owner, unless to Servicer's knowledge, such Owner has granted to Servicer full right, power and authority to effect such transactions on such Owner's behalf.

(b) Distributor represents and warrants as of the date hereof and throughout the term of this Agreement that:

(i) Distributor is a broker-dealer registered with the SEC under the Securities Exchange Act of 1934, as amended, a member of the NASD and qualified to conduct business as a broker-dealer in each of the states in which the Fund may be sold;

(ii) Distributor serves as "principal underwriter" to the Fund within the meaning of the 1940 Act under one or more written agreements that are validly executed, comply fully with applicable provisions of the 1940 Act and other applicable laws and regulations, and will remain in full force and in effect throughout the term of this Agreement;

(iii) All asset-based fees payable to Servicer under this Agreement for providing distribution-related services will: (i) comply fully with the terms and conditions of Rule 12b-1 under the 1940 Act; (ii) be paid out of Distributor's own legitimate profits and be outside the scope of that rule; or (iii) otherwise comply with applicable laws and regulations;

(iv) The prospectus and SAI for the Fund and any additional written materials that Distributor supplies to Owners comply in all material respects with applicable regulatory and disclosure requirements;

(v) Distributor and the Fund are duly organized and validly existing under the laws of the jurisdiction in which Distributor and the Fund were organized;

(vi) All authorizations (if any) required for Distributor's lawful execution of this Agreement and Distributor's performance hereunder have been obtained;

(vii) The shares of the Fund are registered under the Securities Act of 1933 and have been qualified for sale under, or are exempt from the requirements of the respective securities laws of applicable states and jurisdictions and Distributor will notify Servicer promptly in the event shares of the Fund cease to be qualified for sale under, or cease to qualify for an exemption from the requirements of the respective securities laws of applicable states and jurisdiction; and

(viii) Distributor agrees to provide Servicer with sufficient quantities of Fund prospectuses, proxy materials and other shareholder communications to send to Owners.

7. Termination.

(a) This Agreement will terminate: (i) automatically in the event of its assignment (as such term is defined in the 1940 Act); provided however, Distributor may transfer its rights or duties under this Agreement to any entity that controls or is under common control with Distributor; (ii) automatically in the event that Servicer's license to do business is terminated or suspended by any state or other jurisdiction or federal regulatory agency; (iii) immediately upon written notice to the other party in the event of such party's material breach of this Agreement; or (iv) immediately if at any time it is determined by any federal or state regulatory authority that compensation to be paid under this Agreement is in violation of or inconsistent with any federal or state law.

(b) This Agreement may be terminated by the Distributor or by Servicer, without penalty, upon 30 days' prior written notice to the other party.

(c) If this Agreement is terminated, the fee described in Section 5 shall continue with respect to the Advisor Class Shares of the Fund existing at or before termination for a period not to exceed one year from the date of termination (unless termination is the result of an event set forth in Section 7(a)(i), (ii) or (iv), in which case Distributor's obligation to pay such fees shall end as of the date of such termination); provided that Servicer continues to provide the services hereunder and the 12b-1 Plan or any similar plan continues to remain in full force or effect. Servicer agrees that in the event of termination of the Agreement, with continued fee payment, it shall provide Distributor with such reports and certificates as Distributor may reasonably request as necessary to determine that the continued payment of compensation has been calculated in accordance with this Agreement.

8. Notices. All notices under this Agreement shall be given in writing (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by registered or certified mail or by overnight delivery (postage prepaid, return receipt requested) to the respective parties as follows:

if to Servicer:

Annuity Investors Life Insurance Company

525 Vine Street

Cincinnati, OH 45202

Attention: James L. Henderson, Vice President

Facsimile No.: (513) 412-2805

if to Distributor:

Strong Investments, Inc.

100 Heritage Reserve

Milwaukee, WI 53051

Attention: General Counsel

Facsimile No.: (414) 359-3948

9. Fund Information. Servicer agrees that neither it nor any of its partners, directors, officers, employees, and agents is authorized to give any information or make any representations concerning shares of the Fund except those contained in the Fund's prospectus or SAI, in other shareholder communications provided by the Fund, or on promotional materials or sales literature that Distributor furnishes to the public.

10. Miscellaneous.

(a) This Agreement shall be governed by and interpreted in accordance with the laws of the State of Wisconsin, exclusive of conflicts of laws.

(b) This Agreement may be executed in several counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

(c) The parties to this Agreement agree to cooperate fully in any securities regulatory investigation or proceeding or judicial proceeding with respect to each party's activities under this Agreement and promptly to notify the other party of any such investigation or proceeding.

(d) The names, addresses and other information concerning Servicer's customers are and shall remain the sole property of Servicer. Neither Distributor, its affiliates, nor their officers, directors, employees or agents, or any control person of the foregoing persons shall use such names, addresses or other information for any purpose except (i) in connection with the performance of Distributor's duties and responsibilities hereunder and for shareholder servicing and informational mailings relating to the Fund; or (ii) as otherwise permitted or required by applicable law. Notwithstanding the foregoing, this Section 10(d) shall not prohibit Distributor or any of its affiliates from utilizing for any purpose the names, addresses or other information concerning any of Servicer's customers if such names, addresses or other information are obtained in any manner other than from Servicer pursuant to this Agreement. Distributor shall be solely responsible for the compliance of its officers, directors, employees, agents, independent contractors, and any of its affiliated and non-affiliated third parties with all applicable privacy-related laws and regulations including but not limited to the Gramm-Leach-Bliley Act and Regulation S-P. The provisions of this Section 10(d) shall survive the termination of this Agreement.

(e) Neither this Agreement nor the performance of the services of the respective parties hereunder shall be considered to constitute an exclusive arrangement, or to create a partnership, association or joint venture between Distributor and Servicer. Except to the extent set forth above in Section 1 of this Agreement, neither party hereto shall be, act as, or represent itself as, the agent or representative of the other, nor shall either party have the right or authority to assume, create or incur any liability or any obligation of any kind, express or implied, against or in the name of, or on behalf of, the other party. This Agreement is not intended to, and shall not, create any rights against either party hereto by any third party solely on account of this Agreement. Neither party hereto shall use the name of the other party in any manner without the other party's prior written consent, except: (i) as required by any applicable federal or state law, rule, regulation or requirement; (ii) pursuant to any promotional programs mutually agreed upon in writing by the parties hereto; and (iii) that Servicer may supply Owners with a list of Funds available under this Agreement.

(f) Servicer acknowledges that Fund shares maintained by Servicer hereunder are held in custody for the exclusive benefit of the Owners and shall be held free of any right, charge, security interest, lien or claim against Servicer in favor of Distributor.

(g) All Schedules to this Agreement, as they may be amended from time to time, are by this reference incorporated into and made a part of this Agreement. This Agreement (including the Schedules hereto) constitutes the entire Agreement between the parties as to the subject matter hereof and supersedes any and all agreements, representations and warranties, written or oral, regarding such subject matter made prior to the time at which this Agreement has been executed and delivered by Servicer.

(h) This Agreement may be amended only by a writing executed by each party, except that funds may be added to Schedule A by Distributor on 30 days' written notice to Servicer or such earlier time as shall be agreed to by the parties.

(i) In the event of a dispute with respect to this Agreement that the parties are unable to resolve themselves, such dispute will be settled by arbitration in accordance with the then existing NASD Code of Arbitration Procedure ("NASD Code"). The arbitrators will act by majority decision and their award may allocate reasonable attorneys' fees and arbitration costs between the parties. Their award will be final and binding between the parties, and such award may be entered as a judgment in any court of competent jurisdiction. The parties agree that, to the extent permitted by the NASD Code, the arbitrators will be selected from the securities industry.

STRONG INVESTMENTS, INC.
By:
Printed Name:	Constance R. Wick
As Its:	Assistant Secretary
ANNUITY INVESTORS LIFE INSURANCE COMPANY
By:
Printed Name:	James L. Henderson
As Its:	Vice President

Schedule A to Distribution and Shareholder Services Agreement

SCHEDULE A

The Funds subject to this Agreement and Rule 12b-1 plan fees are as follows:

Strong Opportunity Fund II, Inc.

- Strong Opportunity Fund II - Advisor Class Shares